Exhibit 10.11

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Termination Agreement”) is entered this September 5, 2007 (the “Execution Date”) by QLT USA, Inc. (formerly Atrix Laboratories, Inc.) (“QLT USA”), a Delaware corporation, and Arius Pharmaceuticals, Inc. (“Arius”).

WHEREAS, Arius and QLT USA are parties to that certain License Agreement, dated May 27, 2004, as subsequently amended by that certain letter between QLT USA and Arius, effective July 14, 2005, that certain Consent and Amendment Agreement between Arius, QLT USA, and CDC IV, LLC (“CDC”), as assignee of Clinical Development Capital LLC, dated July 14, 2005 (the “CDC Consent”), and that certain Second Amendment Agreement between QLT USA, Arius, and CDC dated August 2, 2006 (such License Agreement, as amended, the “License”);

WHEREAS, Arius Two, Inc. (“Buyer”), an affiliate of Arius, intends to acquire all right, title, and interest to all BEMA-related assets owned or controlled by QLT USA, as described in that certain Intellectual Property Assignment Agreement, entered into by Buyer and QLT USA as of September 5, 2007, and its related documents and exhibits (such acquisition, the “Acquisition”; such agreement, the “Acquisition Agreement”); and

WHEREAS, it is a condition to the Acquisition, that Arius and QLT USA execute and deliver this Termination Agreement.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Termination Agreement agree as follows:

1. Definitions. Any capitalized terms not separately defined in this Termination Agreement shall have the meaning provided in the License.

2. Termination of License. QLT USA, Arius, and CDC agree that the License, including the CDC Consent, shall terminate, including without limitation the provisions of Section 14.05(d) of the License, and neither such agreement nor any of its provisions (regardless of, and notwithstanding, any stated survival pursuant to their terms) shall be of any further force and effect, upon the assignment of the Purchased Assets (as defined in the Acquisition Agreement) to Buyer as contemplated by the Acquisition Agreement. For the avoidance of doubt and in consideration of the Purchased Assets, the payment therefor and the execution of, and consent to, this Agreement, each of Arius, CDC and QLT USA (each a “party” for purposes of this Section 2), hereby releases, acquits and absolutely and forever discharges the other parties hereto, their affiliates, and its and their officers, directors, employees, agents, successors and assigns from any and all claims (including royalty or indemnification claims), debts, liabilities, demands, damages, accounts, recordings, obligations, costs, attorneys’ fees, expenses, liens, actions and causes of action of every kind and nature, character and description, whether now known or unknown, suspected or unsuspected, whether or not heretofore brought before any arbitrator, local, state or federal court, agency or other forum, arising out of or related to the License, whether occurring prior to or after the Execution Date. The foregoing sentence shall not constitute a waiver or release of any party’s rights and obligations under (i) the Acquisition Agreement, (ii) that certain Intellectual Property Assignment Agreement, dated August 2, 2006, between Arius Two and QLT USA, (iii) the New License Agreement (as defined in the Security Agreement attached as an exhibit to the Acquisition Agreement), (iv) the New License Agreement (as defined under that certain Security Agreement dated August 2, 2006, between Arius Two and QLT USA), (v) any sublicense thereunder, (vi) that certain Clinical Development and Licensing Agreement between Arius, BioDelivery Sciences International, Inc., and CDC, dated July 14, 2005, as amended, (vii) any consents, waivers, or amendments related to any of the foregoing (except to the extent they relate solely to the License), or (viii) any transactions contemplated by any of the foregoing.

3. Effective Date of this Termination Agreement. This Termination Agreement shall not become effective until CDC, in its capacity as a third-party beneficiary to certain terms and provisions contained in the License, has executed this Termination Agreement.

4. Governing Law. This Termination Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

5. Counterparts. This Termination Agreement may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Signatures to the Termination Agreement may be transmitted via facsimile and such signatures shall be deemed to be originals.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed and delivered this Termination Agreement as of the Execution Date.

QLT USA, INC.

By:	/s/ Michael R. Duncan
Name:	Michael R. Duncan
Title:	President

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and CEO

CDC IV, LLC, as a third party beneficiary of, and party to certain amendments and consents (including the CDC Consent) with respect to, the License, hereby consents to the transactions contemplated by, and agrees to the provisions contained in, this Termination Agreement, including the termination of the License and the CDC Consent.

CDC IV, LLC

By:	/s/ David Ramsey
Name:	David Ramsey
Title:	Partner